Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Class A Common Stock of

OVERSEAS SHIPHOLDING GROUP, INC. (NYSE: OSG)

a Delaware corporation

at

AN OFFER PRICE OF $8.50 PER SHARE IN CASH

Pursuant to the Offer to Purchase

Dated June 10, 2024

by

SEAHAWK MERGECO., INC.,

a wholly owned subsidiary of

SALTCHUK RESOURCES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON JULY 9, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

June 10, 2024

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 10, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the Offer by Seahawk MergeCo., Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Saltchuk Resources, Inc., a Washington corporation (“Parent”), to purchase all of the issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of Overseas Shipholding Group, Inc., a Delaware corporation (NYSE: OSG) (“OSG”), for $8.50 per Share in cash (the “Offer Price”) upon the terms and subject to the conditions described in the Offer to Purchase and in the Letter of Transmittal.

Also enclosed is OSG’s Solicitation/Recommendation Statement on Schedule 14D-9. The OSG Board (as defined below) has recommended that you accept the Offer and tender your Shares pursuant to the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Price for the Offer is $8.50 per Share in cash, to be paid to you subject to any applicable tax withholding and without interest.

2. The Offer is being made for all issued and outstanding Shares.

3. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 19, 2024, among OSG, Parent and Purchaser (together with any amendments or supplements thereto, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, Purchaser will be merged with and into OSG, without a meeting, vote or any further action of OSG’s stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and OSG will be the surviving corporation and a wholly owned subsidiary of Parent after such merger (the “Merger” and together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”). At the effective time of the Merger, each outstanding Share (other than (a) any Shares held by OSG in treasury, (b) any Shares held by Parent, Purchaser or any other wholly owned subsidiary of Parent, (c) any Shares irrevocably accepted for purchase by Purchaser in the Offer and (d) any Shares owned by any of the stockholders of OSG who are entitled to, and who properly demand, appraisal rights under Section 262 of the DGCL and have not validly revoked such demand) will, by virtue of the Merger, be cancelled and converted into the right to receive an amount equal to the Offer Price, subject to any applicable tax withholding and without interest.

4. Appraisal rights are not available as a result of the Offer. However, if the Offer is successful and the Merger is consummated, holders of Shares who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL, plus interest, if any, on the amount determined to be the fair value.

5. After careful consideration, the members of OSG’s board of directors (the “OSG Board”) have unanimously: (i) determined that the terms of the Merger Agreement and all agreements and documents related thereto and contemplated thereby are fair to and in the best interests of OSG and OSG’s stockholders; (ii) declared that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable; (iii) approved and adopted the Merger Agreement and the Transactions, including the Merger and the Offer, in accordance with the DGCL; (iv) directed that the Merger be effected and governed by Section 251(h) of the DGCL and that the Merger be consummated as soon as practicable following Purchaser’s acceptance for payment of the Shares tendered in the Offer; (v) recommended that the stockholders of OSG accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (vi) authorized and approved the execution, delivery and performance by OSG of the Merger Agreement and the consummation of the Transactions.

6. The Offer and withdrawal rights will expire one minute after 11:59 p.m., Eastern time, on July 9, 2024, unless the Offer is extended or earlier terminated by Purchaser.

7. The Offer and the Merger are not subject to any financing condition. The Offer is subject to certain conditions described in “The Tender Offer—Section 15. Conditions of the Offer” of the Offer to Purchase.

8. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Parent and Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction, and Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase

All Outstanding Shares of Class A Common Stock of

OVERSEAS SHIPHOLDING GROUP, INC. (NYSE: OSG)

a Delaware corporation

at

AN OFFER PRICE OF $8.50 PER SHARE IN CASH

Pursuant to the Offer to Purchase

Dated June 10, 2024

by

SEAHAWK MERGECO., INC.,

a wholly owned subsidiary of

SALTCHUK RESOURCES, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 10, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Seahawk MergeCo., Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Saltchuk Resources, Inc., a Washington corporation (“Parent”), to purchase all of the issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of Overseas Shipholding Group, Inc., a Delaware corporation (NYSE:OSG) (“OSG”), for $8.50 per Share in cash, upon the terms and subject to the conditions described in the Offer to Purchase and in the Letter of Transmittal. The Offer Price will be paid subject to any applicable tax withholding and without interest. The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) that are held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understand(s) and acknowledge(s) that all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares and of the surrender of any certificate representing Shares submitted on my/our behalf, will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction. In addition, the undersigned understands and acknowledges that:

1. Purchaser reserves the absolute right to (i) reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in Purchaser’s opinion, be unlawful and (ii) waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.

2. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to Purchaser’s satisfaction.

3. None of Purchaser, Parent or any of their respective affiliates or assigns, Computershare Inc. and Computershare Trust Company, N.A., in their capacity as joint depositary and paying agent, Georgeson LLC, in its capacity as the information agent, or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE

Shares*	Signature(s)
Account No.:
Dated:
Please Print Name(s) and Address(es) Here
Area Code and Phone Number

Tax Identification Number or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.